Exhibit 5.2

Buhrmann US Inc.

1 Environmental Way

Broomfield, CO 80021

U.S.A.

The Covered Guarantors
set forth on Schedule A

8 April 2005	Extension	Telefax
HK/WM	+31 (0)20 651 11 04	+31 (0)20 651 10 11

Registration Statement on Form F-4 Relating to $150,000,000 Aggregate
Principal Amount of 7 7/8% Senior Subordinated Notes due 2015

Ladies and Gentlemen:

In connection with the registration of $150,000,000 aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2015 (the “Securities”) by Buhrmann US Inc, a Delaware corporation (the “Issuer”), and each co-registrant thereto, and the guarantees of the Securities (the “Guarantees”) by Buhrmann N.V. (the “Company”) and each of the other entities listed on Schedule A hereto (the “Guarantors”), under the Securities Act of 1933, as amended (the “Act”), on Form F-4 filed with the Securities and Exchange Commission (the “Commission”) on April 8, 2005 (the “Registration Statement”), you have requested my opinion with respect to the matters set forth below.  The Securities and the Guarantees will be issued pursuant to an indenture dated as of March 2, 2005 (the “Indenture”) by and among the Company, each of the Guarantors and The Bank of New York as Trustee (the “Trustee”).  The Securities and the Guarantees will be issued in exchange (the “Exchange Offer”) for the Company’s outstanding 7 7/8% Senior Subordinated Notes due 2015 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto.  The Indenture, the Securities and the Guarantees are sometimes referred to herein collectively as the “Operative Documents.”  Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

In my capacity as General Counsel and Company Secretary of the Company, I am familiar with the proceedings taken by the Company and each of the Guarantors incorporated in the Netherlands (together, the “Covered Guarantors”) in connection with the authorization and issuance of the Guarantees.

In rendering my opinion:

(i)                           I have examined or have had members of my staff, under my supervision, examine originals, or copies of originals certified, conformed, or otherwise identified to my satisfaction, of such agreements, documents and records as I have deemed relevant and necessary as the basis for the opinions hereinafter set forth.

(ii)                        In connection with this opinion, I have assumed the accuracy and completeness of all, the authenticity of all original, certificates, agreements, documents, records and other materials submitted to me, the genuineness of all signatures and the legal capacity of all natural persons.

I express no opinion as to matters governed by any law other than the laws of The Netherlands. The opinion expressed herein is limited to the specific issues addressed and is limited in all respects to laws and facts existing on the date hereof. I disclaim any responsibility to advise you of any changes in such laws or facts which may occur after the date hereof.

Subject to the foregoing and the other matters set forth herein, it is my opinion that as of the date hereof:

(1)                        The Guarantee of each Covered Guarantor has been duly authorized by all necessary corporate action of each respective Covered Guarantor and, when endorsed on duly and validly issued, executed and authenticated Securities in accordance with the terms of the Indenture and the Exchange Offer, will be duly executed and delivered.

(2)                        The execution and delivery of the Indenture has been duly authorized by all necessary corporate action of each Covered Guarantor and the Indenture has been duly executed and delivered by each Covered Guarantor.

To the extent that the obligations of the Company and the Covered Guarantors under the Operative Documents may be dependent upon such matters, I assume for purposes of this opinion that with respect to the Trustee, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms.

I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading “Legal Matters” in the prospectus contained therein.

Very truly yours,
BUHRMANN NV

/s/ Heidi van der Kooij

Heidi van der Kooij

General Counsel and Company Secretary

Encl.